Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of FST Corp. on Amendment No. 3 to Form F-4 (File No. 333-280879) of our report dated April 18, 2023 which includes an explanatory paragraph as to Chenghe Acquisition I Co. (formerly known as LatAmGrowth SPAC)’s ability to continue as a going concern, with respect to our audit of the financial statements of Chenghe Acquisition I Co. (formerly known as LatAmGrowth SPAC) as of December 31, 2022 and for the year ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on February 27, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements of Chenghe Acquisition I Co. (formerly known as LatAmGrowth SPAC) appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

October 24, 2024